Exhibit 99.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and entered into this the 31st day of May, 2009 (the “Effective Date”), (hereinafter referred to as the “Agreement”).

BY AND BETWEEN

Infinity Satcom Universal Private Limited, a company incorporated under the provisions of the Indian Companies Act, 1956 and having its Registered Office at Flat No.104, Lakshmi Apartments, Kailash Metta, Waltair Uplands, Visakhapatnam, 530 003, Andhra Pradesh, India, (hereinafter referred to as the “Purchaser”), which expression unless repugnant to the context hereof shall mean and include its successors of the FIRST PART

AND

Infinity Capital Venture Management, LLC, a limited liability company organized and existing under the laws of the state of Delaware and having its office at 1875 Century Park East, Suite 1500, Los Angeles, CA 90067, (hereinafter referred to as the “Seller”) which expression unless repugnant to the context hereof shall mean and include its successors of the SECOND PART

(Hereinafter the Purchaser and the Seller are collectively referred to as “Parties” and each of them are individually referred to as a “Party”).

RECITALS:

Whereas:

1.

The Seller is, or will be prior to consummation of the transfer of shares contemplated by this Agreement, the legal and beneficial owner of certain American Depositary Shares (“ADS”) of Sify Technologies Limited (“Sify”), of which 4,000,000 of Seller’s ADS’s shall be converted into Indian equity shares (“Equity Shares”) of Sify by the Seller and the same is proposed to be sold to the Purchaser (following such conversion, the “Shares”).

2.

The Seller is a foreign company and is a non-resident of India, and the Purchaser, being a company registered in India, is a Resident Company under the provisions of the Foreign Exchange Management Act.

3.	Upon mutual understanding, the Seller has agreed to sell, and the Purchaser has agreed to purchase from the Seller, the Shares on the terms and subject to the conditions contained in this Agreement.

NOW THIS AGREEMENT WITNESSETH AS UNDER:

1.	PURCHASE AND SALE OF SHARES

1.1

Purchase and Sale of Shares. Subject to and in accordance with the terms and conditions of this Agreement, the Seller shall, sell, transfer, assign and deliver the Shares to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all rights, title and interest of the Seller in the Shares together with all rights (including, without limitation, all ancillary rights) now or hereafter attaching thereto, free and clear of any Encumbrances.

1.2	Purchase Consideration.

In consideration of the purchase and transfer of the Shares, Purchaser agrees to pay the Seller Seventy Five Cents ($.75) per Share for an aggregate consideration of Three Million US Dollars ($3,000,000.00) (the “Purchase Consideration”) by wire transfer to a bank account designated by the Seller. For purposes of clarification, the Purchase Consideration shall be paid in US Dollars.

Parties agree that the Purchaser shall pay the full consideration in one single payment. Parties also agree that the Purchaser shall purchase only the Equity Shares from the Seller and it shall be wholly the obligation of the Seller to cause the conversion of the ADSs to be sold by Seller into underlying equity shares of Sify.

2.	TRANSFER OF SHARES

2.1

Upon the execution of this Agreement and Purchaser’s payment in full of the Purchase Consideration as specified above, and in reliance upon the representations, warranties, terms and conditions herein, the Seller shall cause 4,000,000 ADSs to be delivered to Citibank, New York, which serves as Sify’s ADS depositary institution (the “Depositary”) with clear instructions, in writing, for the cancellation of the ADSs and conversion of the same into Equity Shares, and crediting the Equity Shares into the Demat Account of the Purchaser (the “Transaction”).

2.2

The Seller undertakes to use commercially reasonable efforts to complete all the documentation and furnish all other documents / information / material as may be required by law, and, in particular, the compliances required under the regulations framed under the Foreign Exchange Management Act, in order to effect the transfer of the Shares and the conversion of the Shares to Equity Shares as set forth under the terms of this Agreement.

2.3	The Transaction shall be deemed to be complete only upon the payment in full of the Purchase Consideration by Purchaser and the registration of the transfer of the Shares by Sify.

2.4

Since the transfer of Shares is contingent on the happening of the above, subject to the terms of Section 7.1 of this Agreement, this Agreement shall not be disclosed to any third party or be subject to any public filing except to the extent required for obtaining the payment of consideration and registration of the transfer of shares.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties concerning the Seller. The Seller hereby represents and warrant to the Purchaser, as of the date of execution of this Agreement, unless otherwise indicated, as follows:

(i)

Organisation of the Seller; Authority. Seller is duly organized and validly existing under the Laws of the United States and is not prohibited by any law, either Indian or of the United States, to enter into this agreement and to sell the Shares in the Transaction.

(ii)

Consents; Absence of Conflict. Immediately prior to the Transaction, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental authority or any other person will be required in order to permit the Seller to sell the Shares to the Purchaser or otherwise to perform its obligations under this Agreement.

(iii)

Good Title. Immediately prior to the Transaction, Seller shall own the shares and such ownership of the shares at such time will consist of good, valid and indefeasible title, free and clear of any and all encumbrances. The Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Shares (other than this Agreement and any agreement(s), future, prior or current, pursuant to which Seller shall obtain title to the Shares prior to the transfer of the Shares to Purchaser).

3.2	Representations and Warranties concerning the Purchaser. The Purchaser represents and warrants to the Seller, as of the date of execution of this Agreement, as follows:

(i)

Organisation of the Purchaser. The Purchaser is a private limited liability company duly incorporated and organized and validly existing and in good standing under the laws of India and has full corporate power, authority and capacity to enter into this Agreement and other documents contemplate hereby to which the purchaser is a party and to perform its obligations hereunder and thereunder.

(ii)

Authority. The execution and delivery of this Agreement and other documents contemplate hereby to which the Purchaser is a party, by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.

(iii)

Consents; Absence of Conflicts: No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental authority or any other person is required in order to permit the purchaser to purchase the Shares from the Seller or otherwise to perform their obligations under this Agreement.

(iv)

Litigation. There is no suit, action, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress, or pending or, to the knowledge of the Purchaser, threatened against or relating to the Purchaser before any governmental authority, commission, board, bureau, agency or arbitration panel which, if determined adversely to the Purchaser, (i) would enjoin, restrict or prohibit the transfer of all or any part of the Shares as contemplated by this Agreement, or (ii) prevent the Purchaser from fulfilling all of its obligations set out in this Agreement and the documents contemplated hereby.

(v)

Unregistered Transaction. Purchaser acknowledges and understands that the Transaction has not been, and will not be, registered under the United States federal securities laws. Purchaser further acknowledges and understands that the Equity Shares may not be sold in the United States unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

3.3	Reliance. Each Party acknowledges that the other has entered into this Agreement upon the basis of, and in reliance upon the representations and warranties herein contained.

4.	COVENANTS OF THE PARTIES

4.1

Compliance with Law. The Parties shall be responsible for their respective compliance obligations under the Laws of India and the United States pursuant to this Agreement and shall fulfil such compliance obligations in a manner that does not cause any undue delay in the implementation of this Agreement.

5.	INDEMNITY

5.1

Indemnification by Seller. The Purchaser and its affiliates, officers, directors, employees and agents (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller for any and all damages, claims, costs and expenses, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses (collectively, “Losses”), directly or indirectly, suffered or incurred by such Purchaser Indemnified Party arising out of or resulting from (i) the breach of any representation or warranty made by the Seller contained in this Agreement or (ii) the breach of any covenant or agreement by the Seller contained in this Agreement; provided, however, that the maximum aggregate amount available to the Purchaser or any Purchaser Indemnified Party for any Losses shall be the Purchase Consideration and the maximum aggregate amount of obligation of Seller under this section 5.1 shall be the Purchase Consideration.

5.2

Indemnification by the Purchaser. Seller and their affiliates, officers, directors, employees and agents (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses suffered or incurred by such Seller Indemnified Party, arising out of or resulting from (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement; provided, however, that the maximum aggregate amount available to the Seller or any Seller Indemnified Party for any Losses shall be the Sale Consideration and the maximum aggregate amount of obligation of Seller under this section 5.2 shall be the Sale Consideration.

6.	[INTENTIONALLY DELETED]

7.	CONFIDENTIALITY; PUBLIC ANNOUNCEMENT

7.1

Confidentiality. Each of the Parties agree that, except as may be required by law or by rules of any stock exchange or any governmental authority (in each case, only to the extent necessary to be disclosed under the applicable law or rule) or in pursuance of any contractual obligation, it shall and shall also ensure that its advisors keep confidential and not disclose or announce anything relating to the existence, the subject matter or terms of this Agreement without the prior written consent of the other Party (which consent or approval shall not be unreasonably withheld or delayed).

7.2

Public Announcement. The Parties shall not issue, or cause the publication of, any press release or other announcement or public communication concerning the transactions contemplated by this Agreement, except with the prior approval of the other Parties, which approval shall not be unreasonably withheld. This clause will not be applicable for any publication or communication to any statutory authority required by law.

8.	COSTS

Except as may otherwise be agreed in a writing signed by each Party, each Party shall bear its own legal and other costs and expenses incurred by it in connection with the preparation and execution of this Agreement and the sale and purchase of the Shares. Stamp duty, if any, payable under this Agreement shall be borne by the Purchaser.

9.	AMENDMENT

No amendment, supplement, modification or clarification to this Agreement shall be valid or binding unless set forth in writing and duly executed by all the Parties to this Agreement.

10.	WAIVER

The failure to exercise any rights, elections or remedies provided for herein shall not be considered a waiver of such provision, right, election or remedy or in any way affect the validity of this Agreement. The failure of any Party to enforce any such rights, elections or remedies shall not preclude such Party from later enforcing or exercising any rights, elections or remedies that it may have under this Agreement. Any waiver of a provision, right or remedy will be effective only when communicated in writing.

11.	NOTICES

All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post with recorded delivery to the intended recipient thereof at its above mentioned address.

12.	ENTIRE AGREEMENT; BINDING EFFECT.

This Agreement embodies the entire terms and conditions agreed upon by the Parties relating to the sale and purchase of the Shares and supersedes all agreements entered into by the Parties, whether written or oral, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and valid assigns.

13.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or the applicable part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue to remain in full force and effect.

14.	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware, United States of America, without regard to conflict of law principles. The parties hereto hereby submit to the jurisdiction of the state and federal courts located in the State of Delaware, United States of America, for the purposes of any suit, action or other proceeding relating to any dispute under this Agreement. Time is of the essence of this Agreement.

15.	COUNTERPARTS

This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have entered into this Agreement the day and year first above written.

INFINITY SATCOM UNIVERSAL PRIVATE LIMITED

By:	/s/ Ananda Raju Vegesna

Name:	Ananda Raju Vegesna

Title:	Managing Director

INFINITY CAPITAL VENTURE MANAGEMENT, LLC

By:	/s/ Raju Vegesna

Name:	Raju Vegesna

Title:	Manager